Exhibit 23.1

De Leon & Company, P.A.
CERTIFIED PUBLIC ACCOUNTANTS AND CONSULTANTS
510 NW 159th Lane Pembroke Pines, Florida 33028
(954) 445-6478 fax 1-888-640-6161	WWW.DLCPAS.COM

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANT

We hereby consent to the use in the Post-Effective Form S-1/A Amendment Number 1 Registration Statement of AVRA Medical Robotics, Inc. to be filed on or around December 7, 2018, our report for the periods ended December 31, 2016 and 2017 relating to the financial statements of AVRA Medical Robotics, Inc. which appears in such Post-Effective Form S-1/A Amendment Number 1, and to the reference to our Firm under the caption "Experts" in such filing.

Certified Public Accountants

December 7, 2018

MEMBER: FLORIDA INSTITUTE OF CERTIFIED PUBLIC ACCOUNTANTS	BOARD CERTIFIED IN BUSINESS APPRAISALS
INSTITUTE OF MANAGEMENT ACCOUNTANTS	CERTIFIED MANAGEMENT ACCOUNTANT
INSTITUTE OF FRAUD EXAMINERS	CERTIFIED IN FINANCIAL MANAGEMENT
MASTERS IN BUSINESS ADMINISTRATION